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                         RESTATED CONFIRMATION AGREEMENT

                  Agreement dated as of February 26, 1998 between Handy & Harman, a New York corporation (the "Company"), and Frank E. Grzelecki ("Executive").

                  WHEREAS, the Company and Executive have entered into:

         (1) a letter agreement dated as of May 23, 1989 (the "Letter Agreement"), and the changes thereto approved by resolution of the Company's Board of Directors on May 12, 1992 (the "1992 Resolution");

         (2) an Executive Agreement dated as of July l, 1989, as amended by an Amendment to Executive Agreement dated as of July 1, 1989 (the "Executive Agreement");

         (3) an Agreement dated as of September 22, 1994 (the "1994 Agreement"); and

         (4) an Amended and Restated Agreement dated as of November 3, 1995 (the "1995 Agreement") (the Letter Agreement, the 1992 Resolution, the Executive Agreement, the 1994 Agreement and the 1995 Agreement being referred to collec-tively as the "Agreements");

                  WHEREAS, the Company and Executive have discovered that certain references in the Agreements entered into subsequent to the Letter Agreement are confusing and that certain provisions in such Agreements are inconsistent with their mutual intent in entering into such Agreements and their mutual understanding regarding the combined effect of the Agreements; and

                  WHEREAS, such mutual intent and understanding were, in substance, that the Letter Agreement has no further effect, that the 1992 Resolution remains in effect for purposes of the 1995 Agreement, that the Executive Agreement remains in effect notwithstanding the 1994 Agreement, that the 1995 Agreement replaced the 1994 Agreement and that provisions of the 1995 Agreement relating to the Severance Payment provided for therein do not apply in the event of a termination of Executive's employment with the Company to which the Executive Agreement applies;

                  NOW THEREFORE, to accurately reflect their mutual intent and mutual understanding, the Company and Executive hereby agree that notwithstand-ing any different characterization of the provisions or effectiveness of any of the

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Agreements contained in any other Agreement, and notwithstanding any provision of any of the Agreements to the contrary:

         (1) The Letter Agreement was superseded by the 1994 Agreement (and the 1995 Agreement), other than for purposes of references to the Letter Agreement in the WHEREAS clauses of the 1994 Agreement (and the 1995 Agreement);


         (2) the 1992 Resolution remains in full force and effect solely for purposes of references to it in the 1995 Agreement;

         (3) the Executive Agreement was not replaced by the 1994 Agreement, but instead remains in full force and effect;

         (4)  the 1994 Agreement was replaced ab initio by the 1995 Agreement;
and


         (5) the 1995 Agreement remains in full force and effect, except that it is expressly understood that:

                  (A) the term "Amended Agreement" in the second WHEREAS clause of the 1995 Agreement refers to the Letter Agreement, as changed by the 1992 Resolution, rather than to the 1994 Agreement; and

                  (B) the provisions of the first three sentences of Section 1 of the 1995 Agreement relating to the Severance Payment (including without limitation the provisions of clause (i) of such third sentence) do not apply to any ending of Executive's employment with the Company on account of any termination described in Section 6 of the Executive Agreement occurring after the date of a Specified Trigger Event and before the end of the subsequent Employment Period.

                  IN ADDITION, the parties agree that any dispute or controversy between the Company and Executive, whether arising out of or relating to any of the Agreements or this Confirmation Agreement, the breach of any of the Agreements or this Confirmation Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall take place in the New York City metropolitan area. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party

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may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The Company shall reimburse Executive, upon demand, for all costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in good faith in connection with this arbitration provision, including without limitation in connection with any such application undertaken by Executive in good faith, as well as for all such costs and expenses reasonably incurred by Executive in connection with entering and/or enforcing the award rendered by the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company.


                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the date first set forth above.

                                          HANDY & HARMAN

                                          By: /s/ Paul E. Dixon
                                             -----------------------------
                                          As Its: Paul E. Dixon
                                                 -------------------------
                                                   Sr. Vice President and
                                                   General Counsel

                                          /s/Frank E. Grzelecki
                                          --------------------------------
                                                   Frank E. Grzelecki